Exhibit 99.(J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of GMO ETF Trust (formerly known as The 2023 ETF Series Trust II) of our report dated August 22, 2025, relating to the financial statements and financial highlights of GMO Beyond China ETF, GMO International Quality ETF, GMO International Value ETF, GMO Systematic Investment Grade Credit ETF, GMO U.S. Quality ETF and GMO U.S. Value ETF which appears in GMO ETF Trust’s (formerly known as The 2023 ETF Series Trust II) Certified Shareholder Report on Form N-CSR for the year ended June 30, 2025. We also consent to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 28, 2025